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                                                                     Exhibit 2.6







                               PURCHASE AGREEMENT









                                  BY AND AMONG

                                DC SYSTEMS, INC.,
                              A TEXAS CORPORATION,

                                  CAMINUS LLC,
                      A DELAWARE LIMITED LIABILITY COMPANY,

                          CAMINUS/DC ACQUISITION CORP.,
                             A DELAWARE CORPORATION

                                       AND

                                  JOY ARMSTRONG
                                  RENE ANDERSON
                                 LISA J. CONLEY
                                RICHARD D. COURON
                                RICHARD L. COURON
                                 DAVID L. COVICH
                                 JEREMY D. FRYE
                                  KYLE GERRILD
                                 KURT E. GERRILD
                                ANDREW C. HARDIN
                                  ALAN W. NASH
                                  SCOTT TUCKER
                                   GREGG ALLEN
                                    TIM ALLEN




                                  JULY 31, 1999
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                               PURCHASE AGREEMENT

         This PURCHASE AGREEMENT (the "AGREEMENT") is entered into as of this 31st day of July, 1999, by and among DC SYSTEMS, INC., a Texas corporation ("DC SYSTEMS"), CAMINUS LLC, a Delaware limited liability company ("CAMINUS"), CAMINUS/DC ACQUISITION CORP., a Delaware corporation ("ACQUISITION SUB"), and JOY ARMSTRONG, RENE ANDERSON, LISA J. CONLEY, RICHARD D. COURON, RICHARD L. COURON, DAVID L. COVICH, JEREMY D. FRYE, KYLE GERRILD, KURT E. GERRILD, ANDREW
C. HARDIN, ALAN W. NASH, SCOTT TUCKER, GREGG ALLEN and TIM ALLEN (the "SHAREHOLDERS"), with reference to the following facts and circumstances.


                                    RECITALS

         WHEREAS, the Shareholders own all of the capital stock of and other equity interests in DC Systems, including, without limitation, the warrants to purchase the capital stock of DC Systems held by Gregg Allen and Tim Allen;

         WHEREAS, the Shareholders desire to sell, assign and transfer to Caminus and Caminus, through Acquisition Sub, desires to purchase and accept from the Shareholders all of their equity interests in DC Systems (the "Purchase");

         NOW THEREFORE, in consideration of the premises and the respective representations, warranties and agreements contained herein and in the Related Agreements (as hereinafter defined), the parties hereto hereby agree as follows:

                                   ARTICLE 1
                                   DEFINITIONS

         For purposes of this Agreement, the following terms shall be defined as follows:

         "AAA" shall have the meaning as set forth in Section 7.6 hereof.

         "ADDITIONAL TAX" shall have the meaning set forth in Section 5.4.3.

         "AGREEMENT" means this Purchase Agreement, including all exhibits and schedules.

         "CAPITAL GAIN RATE" shall have the meaning set forth in Section 5.4.3.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "DC SYSTEMS FINANCIAL STATEMENTS" shall have the meaning as set forth in Section 3.5.
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         "DISPUTED MATTER" shall have the meaning as set forth in Section 7.6.

         "EFFECTIVE DATE" shall mean July 31, 1999.

         "ESCROW AGENT" shall have the meaning given to it in the Escrow Agreement.

         "ESCROW AGREEMENT" shall mean an escrow agreement among Caminus, the Escrow Agent and the Shareholders, in substantially the form attached as EXHIBIT
A. The parties acknowledge that the Escrow Agreement will not be executed and delivered in conjunction with this Agreement; rather, the Escrow Agreement will be used only if Caminus undergoes a reorganization (referred to herein as the "REORGANIZATION") into a subchapter C corporation. At the time of the Reorganization, the Escrow Agreement will be executed and delivered by the parties thereto (and each of the parties that will receive Membership Interests pursuant to this Agreement, hereby agrees to enter into the Escrow Agreement at that time in substantially the form attached as EXHIBIT A) pursuant to which the shares of Caminus issued in exchange for the Membership Interests in the Reorganization will be deposited into the escrow established pursuant to the Escrow Agreement, to be held in accordance with and until the Release Date specified in the Escrow Agreement.

         "EXECUTION DATE" shall mean August ___, 1999.

         "EXPENSES" shall have the meaning as set forth in Section 5.5 hereof.

         "GAAP" shall mean generally accepted accounting principles applied on a consistent basis.

         "INDEMNIFIED PARTY" shall have the meaning as set forth in Section
6.3.1 hereof.

         "INDEMNIFYING PARTY" shall have the meaning as set forth in Section
6.3.1 hereof.

         "KNOWLEDGE" or "KNOWLEDGE" shall mean, with respect to DC Systems, any Shareholder, Caminus, or Acquisition Sub, actual knowledge of such Person or the officers and key employees of such Person and such Person's affiliates, as applicable.

         "LIEN" shall mean any claim, security interest, charge, restriction, or encumbrance of any kind of any party and of any nature whatsoever.

         "LIMITED LIABILITY COMPANY AGREEMENT" shall mean the limited liability company agreement of Caminus, as amended.

         "LOSSES" shall have the meaning as set forth in Section 6.2.1.


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         "MATERIAL ADVERSE EFFECT" means for all purposes of this Agreement, with respect to any Person and any statement, representation, warranty or covenant contained herein, any change or effect that individually or when taken together with all other changes or effects relating to such statement, representation, warranty or covenant that have occurred during any relevant period of time prior to the date of determination of the occurrence of the Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), financial condition, results of operation or prospects of such Person, or does or is reasonably likely to materially adversely affect the ability of such Person to perform its obligations under this Agreement or the Related Agreements or to consummate the transactions contemplated hereby or thereby, or materially adversely affects the ability of such Person to conduct its business after the Effective Date substantially as such business has been conducted historically and immediately prior thereto.

         "MEMBERSHIP INTERESTS" means an aggregate of 2,546,182 notional shares of Series A membership interests in Caminus (representing 2.61% of the issued and outstanding Series A membership interests in Caminus after giving effect to the issuance thereof and of the additional notional shares to be issued to fund the Purchase), bearing an aggregate initial capital account of Three Million Dollars ($3,000,000). The Membership Interests shall be allocated among the Shareholders as specified in SCHEDULE 7.4.

         "OUTSTANDING LIABILITIES" shall mean any and all of DC Systems' liabilities or obligations of any nature (contingent or otherwise, and including, without limitation, all liabilities for Taxes) arising, accruing, or pertaining to periods prior to the Execution Date (whether or not GAAP would require such liabilities to be reflected on DC Systems' balance sheet as of Execution Date), other than (i) liabilities or obligations that would be properly included as accounts payable or other current liabilities on a balance sheet (prepared as of the Execution Date, in accordance with GAAP, consistently applied) of DC Systems that have been incurred in the ordinary course of the DC Systems' business consistent with past practice; (ii) liabilities or obligations arising from or related to Personal Property Leases, Real Property Leases, Material Contracts set forth on SCHEDULE 3.6 (for purposes of this clause (ii), excluding the Material Contracts with customers of DC Systems, which are covered by clause (iii) following), insurance policies set forth on SCHEDULE 3.8, or Employee Plans set forth in SCHEDULE 3.9.2, in each case to the extent such liabilities or obligations arise from and pertain solely to events or periods of time after the Execution Date of any kind; or (iii) liabilities or obligations arising from or related to the Material Contracts with customers of DC Systems set forth on SCHEDULE 3.6, to the extent such liabilities or obligations arise from and pertain solely to alleged breaches of warranties or delivery obligations of any kind or failures to make on-time delivery, regardless of the time period(s) to which such alleged breaches relate; provided, however, that, notwithstanding the foregoing, any liabilities for Expenses


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incurred by the Shareholders or DC Systems prior to the Execution Date shall constitute "Outstanding Liabilities."

         "PERMITS" shall have the meaning as set forth in Section 3.17.

         "PERMITTED LIEN" shall have the meaning as set forth in Section 3.12.

         "PERSON" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a governmental or political subdivision or any agency or instrumentality thereof.

         "PERSONAL PROPERTY LEASES" shall have the meaning as set forth in
Section 3.15.

         "PURCHASE" shall have the meaning as set forth in the second Whereas clause hereto.

         "PURCHASE PRICE" means the cash payments by Caminus to the Shareholders in the aggregate amount of Ten Million Dollars ($10,000,000) made pursuant to
Section 2.3 hereof (as adjusted as provided therein), plus the Tax Make-Up Payment.

         "REAL PROPERTY LEASES" shall have the meaning as set forth in Section 3.16.

         "RELATED AGREEMENTS" shall mean (i) the employment letters or agreements entered into between DC Systems and Richard D. Couron, Joy Armstrong, Alan W. Nash, and David L. Covich, forms of which are attached in EXHIBITS B, C, D AND E, dated as of the date hereof, (ii) the covenants not to compete entered into between Caminus and each Shareholder, a form of which is attached as EXHIBIT F, (iii) the Escrow Agreement (if such agreement is required to be executed and delivered, as provided in the definition of "Escrow Agreement" in
Article 1 hereof), and (iv) the Joinder Agreement, a form of which is attached as EXHIBIT G.

         "REORGANIZATION" shall have the meaning as set forth in the definition of "Escrow Agreement" above.

         "SECTION 338(H)(10) ELECTION" shall have the meaning as set forth in
Section 5.3.

         "SELLERS" shall mean, with respect to this Agreement and the transactions contemplated hereby and with respect to the Related Agreements and the transactions contemplated thereby (to the extent such Persons are parties thereto), DC Systems and the Shareholders.

         "SHAREHOLDER AGREEMENT" shall have the meaning as set forth in Section 3.18.


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         "STOCK" shall mean all of the capital stock of DC Systems, together with any and all options, warrants (including, without limitation, the warrants to purchase the capital stock of DC Systems held by Gregg Allen and Tim Allen), and other commitments to issue or transfer such capital stock to any Person.

         "TAX" and "TAXES" shall have the meanings as set forth in Section 3.10.

         "TAX MAKE-UP PAYMENT" shall have the meaning as set forth in Section 5.4.1.

         "TAX RETURN" shall have the meaning as set forth in Section 3.10.

         "THIRD PARTY CLAIMS" shall have the meaning as set forth in Section 6.3.2.

                                   ARTICLE 2
                       PURCHASE AND SALE OF CAPITAL STOCK

         2.1 SALE OF STOCK. Subject to the terms and conditions set forth herein and in the Related Agreements, as of the Effective Date the Shareholders hereby sell, assign and transfer, free and clear of any and all Liens, and deliver certificates representing, the Stock to Acquisition Sub, and Acquisition Sub hereby purchases and accepts the Stock from the Shareholders. Upon execution of this Agreement certificates representing the Stock shall be duly indorsed for transfer to Acquisition Sub or accompanied by duly executed stock powers separate from certificates, as instructed by Caminus or Acquisition Sub.

         2.2 PAYMENT OF LIABILITIES AT EXECUTION. Except as specifically indicated in SCHEDULE 2.2, the Shareholders have discharged or shall discharge, upon execution of this Agreement, all Outstanding Liabilities. To the extent Caminus or Acquisition Sub discovers Outstanding Liabilities after the execution of this Agreement that were not discharged by the Shareholders prior to or upon such execution, the Shareholders shall discharge such Outstanding Liabilities upon notice from Caminus.

         2.3 PAYMENT OF PURCHASE PRICE. Subject to the terms and conditions set forth herein and in the Related Agreements, the Purchase Price, less the amount of any liabilities included on SCHEDULE 2.2 (i.e., Outstanding Liabilities that are not discharged by the Shareholders upon or prior to the execution of this Agreement, in accordance with Section 2.2), shall be paid to the Shareholders by Caminus upon the execution of this Agreement by wire transfer according to wire transfer instructions delivered by each Shareholder to Caminus at least one day prior to such execution. The payment of the Purchase Price will be allocated among the Shareholders in accordance with SCHEDULE 7.4 attached hereto.

         2.4 MEMBERSHIP INTERESTS. Subject to the terms and conditions set forth herein and in the Related Agreements, upon the execution of this Agreement, Caminus shall admit the Shareholders as members of Caminus and grant them the


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Membership Interests, pursuant to a Joinder Agreement to the Limited Liability
Company Agreement, in the form attached hereto as EXHIBIT G. As members, the Shareholders shall have the same rights, privileges and obligations as other members pursuant to the terms and provisions of the Limited Liability Company Agreement.

                                   ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF DC SYSTEMS
                              AND THE SHAREHOLDERS

         As an inducement for Caminus to enter into and consummate the transactions contemplated by this Agreement (including the Related Agreements), DC Systems, Richard D. Couron and Alan W. Nash, jointly and severally, and each other Shareholder (with respect to each other Shareholder, solely with respect to Sections 3.2, 3.4, 3.7.2, 3.14.2, 3.17, 3.18 and 3.22, and in each instance solely with respect to him or her), severally, represents and warrants that each of the following statements is true, correct and complete as of the date hereof, which representations and warranties shall survive the execution of this Agreement as provided in Section 6.1 hereof.

         3.1 EXISTENCE AND GOOD STANDING.

                  3.1.1 DC SYSTEMS. At the Execution Date, DC Systems is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, having full power and authority to own its properties and to carry on its business as conducted. At the Execution Date, DC Systems is duly qualified to transact business and is in good standing in each jurisdiction in which the operation of its business or the ownership of its assets and properties requires it to be so qualified, except where the failure to so qualify is not reasonably likely to have a Material Adverse Effect.

                  3.1.2 ORGANIZATIONAL DOCUMENTS. Copies of the articles of incorporation and by-laws of DC Systems, effective prior to and as of the date hereof, have been delivered to Caminus and as delivered are true and complete.

                  3.1.3 SUBSIDIARIES. DC Systems does not own or have any subsidiaries, or own any interest in a partnership, joint venture or other business entity, other than its wholly owned subsidiary DCS*Gasnet Corporation, a Texas corporation. For purposes of this ARTICLE 3, and except where the context otherwise requires, "DC SYSTEMS" includes DC Systems, Inc. and DCS*Gasnet Corporation.

         3.2 AUTHORITY. Each of the Sellers has the requisite power and authority to execute and deliver this Agreement and the Related Agreements to which such Seller is a party, and perform such Seller's obligations herein and therein, and consummate the transactions contemplated hereby and thereby. Each of the Sellers has duly


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executed and delivered this Agreement and the Related Agreements to which such
Seller is a party and has obtained, to the extent applicable, any necessary authorization in accordance with all applicable laws and such Seller's organizational documents to execute and deliver this Agreement and the Related Agreements to which such Seller is a party, and to perform such Seller's respective obligations herein and therein and consummate the transactions contemplated hereby and thereby, and such matters do not require notice to, or consent or approval of, any other third party, governmental authority or regulatory agency, except as set forth on SCHEDULE 3.2. Each of this Agreement and the Related Agreements to which such Seller is a party is a valid, legal and binding obligation of such Seller enforceable against such Seller in accordance with its respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or at equity). Any Person executing this Agreement and any Related Agreements on behalf of a Seller has been specifically authorized to do so by all necessary corporate or other action. No other action will be necessary by any of the Sellers to authorize the execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby. Each of the Sellers agrees that, if the Escrow Agreement is required to be executed and delivered as provided in the definition of "Escrow Agreement" set forth in ARTICLE 1, then each of the foregoing representations and warranties shall be automatically deemed made by the Sellers with respect to the Escrow Agreement at that time.

         3.3 STOCKHOLDERS' MEETING. DC Systems has duly convened a meeting of its stockholders (unless the requirement of such meeting has been waived or otherwise satisfied under applicable law) to approve this Agreement, the Related Agreements (to the extent DC Systems is a party), and the transactions contemplated hereby and thereby, and such agreements and transactions have been duly approved and become effective in accordance with applicable law.

         3.4 NO CONFLICTS. Except as set forth in SCHEDULE 3.4, neither the execution and delivery of this Agreement or the Related Agreements, nor the consummation of the transactions contemplated hereby or thereby, (i) violates or conflicts with any provision of the articles of incorporation, by-laws or other organizational documents of DC Systems; (ii) conflicts with or violates any material provision of any foreign, federal, state or local law, statute, treaty, ordinance, rule, regulation or any order, writ, judgment or decree of any court or other governmental authority to which any of the Sellers or any of their respective properties or assets may be bound or affected; or (iii) breaches or constitutes grounds for a default (or an event that, with notice or lapse of time or both would become a default) under, or gives to others a right of termination, amendment, acceleration, modification or cancellation of, or results in the creation or imposition of (or the obligation to create


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or impose) any Lien on any of the properties or assets of any of the Sellers pursuant to any material note, mortgage, indenture, bond, lease, license, permit, franchise, agreement, contract, undertaking or other instrument to which any of the Sellers is a party or by which any of the Sellers or any of their respective properties or assets may be bound or affected. Each of the Sellers agrees that, if the Escrow Agreement is required to be executed and delivered as provided in the definition of "Escrow Agreement" set forth in ARTICLE 1, then each of the foregoing representations and warranties shall be automatically deemed made by the Sellers with respect to the Escrow Agreement at that time.

         3.5 FINANCIAL STATEMENTS. DC Systems has delivered to Caminus true and complete copies of the unaudited balance sheets of DC Systems for June 1999, and for December 1998 and December 1997, and the related statements of income (the "DC SYSTEMS FINANCIAL STATEMENTS"). Such balance sheets were created in the normal course of DC Systems' business and, as of their respective dates, are true and correct, in all material respects, and, in all material respects, fairly present in accord with DC Systems' business and accounting practices (as disclosed on SCHEDULE 3.5) and consistently applied, except as disclosed on
SCHEDULE 3.5, the financial position, assets and liabilities of DC Systems, at the dates indicated. Similarly, such statements of income are true and correct, in all material respects, as of their respective dates, and, in all material respects, fairly present in accord with DC Systems' business and accounting practices (as disclosed on SCHEDULE 3.5) and consistently applied, except as disclosed on SCHEDULE 3.5, the results of operations for the periods indicated. The officers of DC Systems have no Knowledge of any material claims, obligations or liabilities of DC Systems relating to the period prior to the Execution Date, other than those set forth in the DC Systems Financial Statements included in
SCHEDULE 3.5. For avoidance of ambiguity, the parties acknowledge and agree that, for purposes of the previous sentence, (i) liabilities or obligations arising from or related to Personal Property Leases, Real Property Leases, Material Contracts set forth on SCHEDULE 3.6 (for purposes of this clause (i), excluding the Material Contracts with customers of DC Systems, which are covered by clause (ii) following), insurance policies set forth on SCHEDULE 3.8, and Employee Plans set forth in SCHEDULE 3.9.2 shall not be considered to relate to the period prior to the Execution Date to the extent such liabilities or obligations arise from and pertain solely to events or periods of time after the Execution Date; and (ii) liabilities or obligations arising from or related to the Material Contracts with customers of DC Systems set forth on SCHEDULE 3.6 shall be disregarded to the extent such liabilities or obligations arise from and pertain solely to alleged breaches of warranties or delivery obligations of any kind or failures to make on-time delivery, regardless of the time period(s) to which such alleged breaches relate. The officers of DC Systems have no Knowledge of any events or circumstances that have occurred or come into existence since the date of the most recent DC Systems Financial Statements that may reasonably be expected, individually or in the aggregate, to have or constitute a Material Adverse Effect.


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         3.6 MATERIAL CONTRACTS.

                  3.6.1 GENERALLY. Set forth on SCHEDULE 3.6 is a complete and accurate list of all material active contracts and agreements, oral or written, to which the DC Systems is a party or by which any of its assets, properties or business is bound except for contracts and agreements listed in other Schedules. With respect to each of the contracts set forth on SCHEDULE 3.6, a true and correct copy, or if a copy is not available, a true and correct summary of the contractual obligation, has been made available to Caminus and to its auditors PriceWaterhouseCoopers. Each such contract is in full force and effect, to the Knowledge of DC Systems and subject to the further provisions of Section 3.6.2, without material breach or default by DC Systems. Except as set forth in
SCHEDULE 3.6, to the Knowledge of DC Systems no party to any such contract other than DC Systems is in breach or default thereof and no notice has been received regarding termination or suspension thereof.

                  3.6.2 SOFTWARE CONTRACTS. The parties hereto expressly understand and agree that software license and development agreements frequently have delivery dates which are not met by software vendors for a variety of reasons caused by or attributable to both licensor and licensees and that this is the case with certain of the contracts set forth on SCHEDULE 3.6. DC Systems has negotiated or may have negotiated with certain of its customers to extend product delivery dates, substitute different deliverables for those stated in their contracts (because the needs of the licensee(s) changed or for other reasons) or to alter terms and provisions of its contracts in other ways to eliminate or moderate potential claims, obligations and liabilities. Such negotiations, to the extent material, have been documented through amendments, addenda, work orders, status reports or other written documents. DC Systems has indicated on SCHEDULE 3.6 the contracts in which DC Systems may not have achieved anticipated delivery dates or anticipates not achieving such delivery dates. The parties acknowledge and agree that DC Systems makes no representations or warranties, other than those contained in Section 3.14, that claims will not arise respecting timing or acceptance of its software under the contracts listed in SCHEDULE 3.6.

         3.7 INTELLECTUAL PROPERTY.

                  3.7.1 Set forth on SCHEDULE 3.7 is a list of all significant trade names, trademarks, service names, service marks, logos, patents, patent applications, invention disclosures, copyrights, licenses, formulas, trade secrets, programs, computer software (excluding commercially available general office computer software licensed from unrelated third-parties), technology and other intellectual property rights (the "INTELLECTUAL PROPERTY") owned by DC Systems or used or required by DC Systems in the operation of its businesses. Except as set forth on SCHEDULE 3.7, DC Systems holds all of its right, title and interest in and to the Intellectual Property, free and clear of all Liens. DC Systems owns or has the right to use, without the making of any payment or the granting of any rights to others, all the


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Intellectual Property. Except as set forth on SCHEDULE 3.7, the officers of DC
Systems have no Knowledge that the conduct of the businesses of DC Systems as now conducted infringes or conflicts with any intellectual property rights of others. Except as set forth on SCHEDULE 3.7, the officers of DC Systems have no Knowledge that DC Systems has not, as of the date hereof, satisfied all material requirements necessary to maintain the validity of all Intellectual Property, and the right to use such Intellectual Property. Except as set forth on SCHEDULE 3.7, the officers of DC Systems have no Knowledge of any material infringement by others of any Intellectual Property owned or used by DC Systems. Except as set forth on SCHEDULE 3.7, there is no pending or, to the Knowledge of the officers of DC Systems, threatened claim that DC Systems is or has infringed upon the intellectual property rights of any third party. Except as set forth on
SCHEDULE 3.7, the officers of DC Systems have no Knowledge that any licenses, rights and other agreements pertaining to the Intellectual Property are not in compliance in all material respects with all applicable laws, rules and regulations in all jurisdictions in which DC Systems conducts any business, including without limitation, those pertaining to remittance of foreign exchange and taxation. The execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby will not alter or impair the rights and interests of DC Systems in any of the Intellectual Property owned or used by DC Systems and DC Systems will have the same rights and interests in such items at and after the Execution Date as it has had immediately prior to the Execution Date.

                  3.7.2 Except as specified in SCHEDULE 3.7.2, each Shareholder represents and warrants, with respect to such Shareholder's Authored Software, that all work of authoring and developing such Authored Software performed by such Shareholder was performed while such Shareholder was a full-time employee of DC Systems within the scope of such Shareholder's employment. Each Shareholder agrees that the Authored Software and all portions thereof are works made for hire on behalf of DC Systems; and that upon creation, ownership of all copyrights (including all renewals and extensions) in those works vested in DC Systems. In the event any such Authored Software, or any party thereof, is deemed not to be a work made for hire for any reason, or any Shareholder possesses any copyrights in such Authored Software for any reason, such Shareholder hereby grants, transfers and assigns to DC Systems all right, title and interest in that Authored Software and all copyrights in that Authored Software and all renewals and extensions thereof, and agrees to provide all assistance reasonably requested by DC Systems in the establishment, preservation and enforcement of its copyright in such Authored Software. Each Shareholder hereby waives all moral rights with respect to the Authored Software, including without limitation any and all rights of identification of authorship and any and all rights of approval, restriction or limitation on use or subsequent modifications. Each Shareholder further hereby assigns to DC Systems all of such Shareholder's right, title and interest in or to any and all Intellectual Property other than copyright, if any, embodied, fixed, practiced, infringed or used in the Authored


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Software. Each Shareholder agrees to execute any additional documents necessary or reasonably requested by DC Systems to effect or evidence the assignments of this Section 3.7.2 ("SUPPORTING DOCUMENTS"). If any Shareholder fails or refuses to execute any Supporting Documents, such Shareholder hereby agrees, on behalf of such himself or herself and his or her successors, assigns, donees, executors, administrators, transferees and personal representatives, to the fullest extent permitted by law, that the president of DC Systems, and of any successor to DC Systems, shall be, and are hereby, irrevocably appointed such Shareholder's attorneys-in-fact with full authority to execute any Supporting Documents requested by DC Systems, and to perform all other acts necessary to effect, perfect or evidence the assignments of this Section 3.7.2. For purposes of this Section 3.7.2, "AUTHORED SOFTWARE" shall mean, with respect to any Shareholder, all software authored or developed, in whole or in part by such Shareholder and constituting Intellectual Property used or required by DC Systems in the operation of its businesses as currently or historically conducted. Without limiting the generality of the foregoing, Richard D. Couron and Alan W. Nash hereby assign to DC Systems all of their right, title and interest, including without limitation all rights under their agreement, effective August 19, 1994, to any and all ideas, designs and software developed by Nash prior to and during his employment with DC Systems with respect to an on-line database for the natural gas, energy or utility industry, including exclusive rights to use the names "GASNET" and "M*NET."

         3.8 INSURANCE. The material assets, properties and operations of DC Systems are insured under various policies of general liability and other forms of insurance, copies of which have been made available to Caminus. SCHEDULE 3.8 discloses for each policy the outstanding claims thereunder. All such policies are in full force and effect in accordance with their terms. No notice of cancellation has been received with respect to any such policy and there is no existing breach or default (or event which with the giving of notice or lapse of time or both would constitute a breach or default) thereunder. All premiums due under such policies prior to the execution of this Agreement have been paid in full.

         3.9 EMPLOYEE MATTERS AND BENEFIT PLANS.

                  3.9.1 DEFINITIONS. With the exception of the definition of "Affiliate" (which definition shall apply only to this Section 3.9), for purposes of this Agreement, the following terms shall have the meanings set forth below:

                           "AFFILIATE" shall mean any other person or entity under common control with DC Systems within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

                           "DC SYSTEMS EMPLOYEE PLAN" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of
                           Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by DC Systems or any Affiliate for the benefit of any Employee, or with respect to which DC Systems or any Affiliate has or may have any liability or obligation.

                           "DOL" shall mean the U.S. Department of Labor.

                           "EMPLOYEE" shall mean any current or former employee, consultant or director of DC Systems or any Affiliate.

                           "EMPLOYEE AGREEMENT" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement, contract or understanding between DC Systems or any Affiliate and any Employee.

                           "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                           "IRS" shall mean the Internal Revenue Service.

                  3.9.2 SCHEDULE. SCHEDULE 3.9.2 contains an accurate and complete list of all DC Systems Employee Plans. Except as set forth in SCHEDULE 3.9.2, DC Systems has no agreements with employees other than the employment agreements made available to Caminus and the employment agreements disclosed in the DC Systems Financial Statements. DC Systems does not have any plan or commitment to establish any new DC Systems Employee Plan or Employee Agreement, to modify any DC Systems Employee Plan or Employee Agreement (except to the extent required by law or to conform any such DC Systems Employee Plan or Employee Agreement to the requirements or any applicable law, in each case as previously disclosed to Caminus in writing, or as required by this Agreement), or to enter into any DC Systems Employee Plan or Employee Agreement.

                  3.9.3 DOCUMENTS. DC Systems has made available to Caminus: (i) correct and complete copies of all documents embodying each DC Systems Employee Plan and each Employee Agreement including (without limitation) all amendments thereto and all related trust documents; (ii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each DC Systems Employee Plan; (iii) all material written agreements and contracts relating to each DC Systems Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (iv) all correspondence to or from any governmental agency relating to any DC Systems Employee Plan; (v) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each DC Systems Employee Plan; and (vi) all discrimination tests for each DC Systems Employee Plan for the most recent plan year, if required.

                  3.9.4 EMPLOYEE PLAN COMPLIANCE. DC Systems has performed all material obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any material default or violation by any other party to each DC Systems Employee Plan, and each DC Systems Employee Plan has been established and maintained in accordance with its terms and in material compliance and all applicable laws, including, but not limited to, ERISA. Any DC Systems Employee Plan which is intended to meet the requirements of Sections 408(k) or 408(p) of the Code and which permits an election described in Section 408(k)(8) of the Code (i.e., a "SARSEP") (i) was established by the execution of IRS Form 5305A-SEP, (ii) has substantially met such requirements at all times since its inception, including all requirements regarding reporting and notices to employees, and (iii) permitted, by its terms, such election on December 31, 1996. There are no actions, suits or claims pending or threatened or reasonably anticipated (other than routine claims for benefits) against any DC Systems Employee Plan or against the assets of any DC Systems Employee Plan. Each DC Systems Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Caminus, Acquisition Sub, DC Systems or any Affiliate (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or threatened by the IRS or DOL with respect to any DC Systems Employee Plan. Neither DC Systems nor any Affiliate is subject to any penalty or tax with respect to any DC Systems Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. Each DC Systems Employee Plan which is an accident and health plan intended to meet the requirements for tax-favored status under Subchapter B of Chapter 1 of the Code has met and meets such requirements. The benefits under each DC Systems Employee Plan which is a "welfare benefit plan" under Section 3(1) of ERISA are paid from the assets of DC Systems and its Affiliates, through insurance policies, or a combination of both.

                  3.9.5 ABSENCE OF CERTAIN PENSION PLANS. Neither DC Systems nor any Affiliate has ever maintained, established, sponsored, participated in, or contributed to, (i) any pension plan which is subject to Title IV of ERISA or
Section 412 of the Code, (ii) any "multiemployer plan," as defined in Section 3(37) of ERISA, or (iii) any pension, profit sharing, or stock bonus plan which is intended to qualify under Section 401 of the Code.

                  3.9.6 NO POST-EMPLOYMENT OBLIGATIONS. No DC Systems Employee Plan provides or has any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by applicable law, and DC Systems has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by applicable law. At all times, DC Systems and its Affiliates have normally employed fewer than 20 Employees on a typical business day. DC Systems and its Affiliates have substantially complied with all applicable state and local laws requiring the continuation of health care coverage beyond the termination of employment.

                  3.9.7 EFFECT OF TRANSACTION. The execution of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby will not constitute an event under any DC Systems Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee. No payment or benefit which will or may be made by DC Systems or its Affiliates with respect to any Employee as a result of the transactions contemplated by this Agreement or the Related Agreements or otherwise which will be characterized as a "parachute payment," within the meaning of Section 280G(b)(2) of the Code (but without regard to clause (ii) thereof); provided that this representation does not cover any payment or benefit provided to any Person following the Execution Date by or at the direction of Caminus, other than payments or benefits that are required to be paid or provided pursuant to any DC Systems Employee Plan in existence on or prior to the Execution Date.

                  3.9.8 EMPLOYMENT MATTERS. DC Systems: (i) is in material compliance in all respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened, or, to the Knowledge of the officers of DC Systems, reasonably anticipated claims or actions against DC Systems under any worker's compensation policy or long-term disability policy. DC Systems has made available to Caminus copies of all employment, consulting, and similar agreements and arrangements between DC Systems and any individual. All such agreements and arrangements are terminable by DC Systems at-will by payment of 2-weeks' severance pay or less. All members of the boards of directors of DC Systems and DCS*Gasnet Corporation shall have resigned prior to or shall resign upon execution of this Agreement.

                  3.9.9 LABOR. No work stoppage or labor strike against DC Systems is pending, threatened or reasonably anticipated. DC Systems does not know of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of the officers of DC Systems, threatened or reasonably anticipated against DC Systems relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to DC Systems, Caminus, Acquisition Sub or any Affiliate. DC Systems has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. DC Systems is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by DC Systems.

         3.10 PAYMENT OF TAXES.

                  3.10.1 GENERAL. DC Systems has timely filed all Tax Returns required to have been filed by it, including, without limitation, Tax Returns with respect to state income, sales and use tax, and has paid or accrued all Taxes due to any taxing authority with respect to all taxing periods ending on or prior to the date hereof, and all such Tax Returns are true, correct and complete in all material respects; provided, however that to the extent any such Tax Returns were not filed on a timely basis or such taxes were not accrued and paid on a timely basis or such Tax Returns were not true, correct and complete in all respects, DC Systems has taken appropriate actions to correct any deficiency and has paid all associated penalties and interest. DC Systems has provided copies of its federal income tax returns to Caminus for its taxable years ending December 31, 1996, December 31, 1997, and December 31, 1998. The DC Systems Financial Statements for the period ending June 30, 1999 include an adequate reserve for all Taxes not yet due or with respect to which Tax Returns are not required to have been filed, in each case to reflect the operations of DC Systems through June 30, 1999. Except as set forth in SCHEDULE 3.10, there is no Tax audit, investigation or other proceeding pending or, to the Knowledge of the officers of DC Systems, threatened by a governmental authority against or affecting DC Systems. For purposes of this Agreement, "TAX" and "TAXES" shall mean and refer to all taxes imposed of any nature including federal, state, commonwealth, local or foreign net income tax, alternative or add-on minimum tax, profits or excess profits tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax, real and personal property tax or ad valorem tax, sales or use tax, excise tax, stamp tax or duty, any withholding or back up withholding tax, value added tax, severance tax, prohibited transaction tax, premiums tax, occupation tax, together with any interest or any penalty, in addition to any tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of such tax. "TAX RETURN" means all returns, reports, forms or other information required to be filed with respect to any Taxes.

                  3.10.2 S CORPORATION STATUS. DC Systems has made and continues to have in effect a valid and timely election to be treated as an "S corporation" under Section 1361 et seq. of the Code (and any corresponding provisions of all applicable state and local income tax laws) for all taxable years since its formation, and it will be treated as an S corporation under the Code and all such state and local tax laws for all taxable years or portions thereof ending on or prior to the date of this Agreement. DC Systems has never been a Subchapter C corporation for federal, New York, Texas or California tax purposes.

         3.11 BOOKS OF ACCOUNT; BANK ACCOUNTS. The books, records and accounts of DC Systems accurately and fairly reflect, in reasonable detail, based upon the business practices and accounting methodologies used by DC Systems (as disclosed on SCHEDULE 3.5) and consistently applied, except as disclosed on
SCHEDULE 3.5, the transactions and the assets and liabilities of DC Systems with respect to its businesses. DC Systems has not engaged in any material transaction with respect to its businesses, maintained any bank account for its businesses or used any of its funds, except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books, records and accounts of DC Systems. SCHEDULE 3.11 sets forth a list of all bank accounts, bank boxes and other depositories of DC Systems identifying bank, branch and account number, as well as the authorized signatories thereto. DC Systems has maintained a system of internal accounting control sufficient to provide reasonable assurances for the purposes of its business operations that
(i) transactions are executed in accordance with management's general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements that fairly present the financial position, assets, liabilities, results of operations, cash flow and changes in stockholders' equity of DC Systems, and (iii) access to assets, properties, books, records and accounts is permitted only in accordance with management's general or specific authorization.

         3.12 OWNERSHIP OF ASSETS. Except as described in SCHEDULE 3.12, DC Systems has good and marketable title to, or holds under valid leases or licenses, all of its material assets, rights and properties, free and clear of all Liens except for Permitted Liens, and such assets, rights, and properties constitute all material assets, rights, and properties used or held for use by, or necessary or desirable for the operations (as currently and historically conducted) of DC Systems. For purposes of this Agreement, "PERMITTED LIENS" shall mean mechanic's, carrier's, worker's, repairman's or other statutory liens arising or incurred in the ordinary course of business; Liens for taxes, assessment and other governmental charges which are not yet due and payable or which may thereafter be paid without penalty or are being contested in good faith pursuant to appropriate proceedings and fully reserved on the DC Systems Financial Statements; and zoning, building, restrictions and other governmental ordinances. All machinery, equipment, furniture, motor vehicles and other tangible assets necessary or appropriate for the conduct of the business and operations of DC Systems are in good operating condition and repair, subject to ordinary wear and tear.

         3.13 BROKERS. No amount is payable by the Sellers by way of brokerage fees, finder's commissions or otherwise to any party on account of this Agreement or the Related Agreements or the transactions contemplated hereby or thereby.

         3.14 LITIGATION.

                  3.14.1 Except as disclosed on SCHEDULE 3.14, there is no material claim, action, suit, litigation, arbitration, investigation or other legal proceeding which is pending or, to the Knowledge of the officers of DC Systems, threatened, before any court or governmental authority, or arbitrator or board of arbitrators to which DC Systems is a party, or to which any of the assets, or properties of DC Systems is subject. DC Systems is not in default with respect to any order, writ, injunction, decree or demand of any court or other governmental or regulatory authority.

                  3.14.2 Except as disclosed on SCHEDULE 3.14, there is no material claim, action, suit, litigation, arbitration, investigation or other legal proceeding, relating in any way to DC Systems or any of the Stock, which is pending or, to the Knowledge of the Sellers, threatened, before any court or governmental authority, or arbitrator or board of arbitrators to which any Shareholder is a party, or to which any of the Stock is subject. No Shareholder is in default with respect to any order, writ, injunction, decree or demand of any court or other governmental or regulatory authority, relating in any way to DC Systems or any of the Stock.

         3.15 PERSONAL PROPERTY LEASES. SCHEDULE 3.15 sets forth a list of all material personal property leases ("PERSONAL PROPERTY LEASES") to which DC Systems is a party. Each of the Personal Property Leases is a valid and binding obligation of the respective parties thereto and enforceable in accordance with its respective terms. DC Systems is not in material breach or default of any of such Personal Property Leases. Except as disclosed on SCHEDULE 3.15, no consent or approval is required for the assignment or transfer of any of the Personal Property Leases in connection with this Agreement or the Related Agreements or the transactions contemplated hereby or thereby.

         3.16 REAL PROPERTY LEASES. SCHEDULE 3.16 sets forth a list of all real property leases ("REAL PROPERTY LEASES") to which DC Systems is a party. Each of the Real Property Leases is a valid and binding obligation of the respective parties thereto and enforceable in accordance with its respective terms. DC Systems is not in material breach or default of any of such Real Property Leases. Except as disclosed on SCHEDULE 3.16, no consent or approval is required for the assignment or transfer of any of the Real Property Leases in connection with this Agreement or the Related Agreements or the transactions contemplated hereby or thereby.

         3.17 COMPLIANCE WITH LAWS; PERMITS. The officers of DC Systems have no Knowledge that DC Systems, and (with respect to DC Systems and the Stock) each Shareholder has no Knowledge that such Shareholder has not complied with or is not in compliance with all federal, state, local and foreign statutes, laws, ordinances, regulations, rules, permits, judgments, orders and decrees applicable to such Person, any of the Stock, and any of the properties, assets, operations and businesses of DC Systems, except where the failure so to comply would not reasonably be expected to result in a Material Adverse Effect. The officers of DC Systems have no Knowledge of any failures by DC Systems to hold any permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities which failures, individually or in the aggregate, might reasonably be expected to result in a Material Adverse Effect (collectively, the "PERMITS") and all such Permits of which the officers of DC Systems have Knowledge are listed on SCHEDULE 3.17. The officers of DC Systems have no Knowledge that DC Systems is not in compliance with the terms of the Permits applicable to it, except where the failure so to comply would not reasonably be expected to result in a Material Adverse Effect.

         3.18 CAPITALIZATION; STOCK. The authorized capital stock of DC Systems consists of 100,000,000 shares of common stock. As of the Execution Date the outstanding capital stock of DC Systems consists of 100,000,000 shares of common stock. Each of the Sellers has, prior to the Execution Date, executed a Shareholder Agreement (the "SHAREHOLDER AGREEMENT") in which such Seller has agreed as to the allocation of the outstanding Stock and related matters. The Shareholder Agreement constitutes a duly executed, valid, legal and binding agreement with respect to each Seller, enforceable against such Seller in accordance with its terms. As of the execution of this Agreement, the Stock is owned beneficially and of record as set forth in Article 1 of Shareholder Agreement, no other persons have any legal or equitable interest therein, and there are no other outstanding subscriptions, options, rights, warrants, convertible securities, stock appreciation rights, phantom equity, or other agreements or commitments obligating DC Systems to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock of any class. All of the Stock is being sold, assigned and transferred to Acquisition Sub pursuant to this Agreement free and clear of any and all Liens, and upon the Execution Date the Stock will represent 100% of the issued and outstanding shares of capital stock of

DC Systems. Except for the Shareholder Agreement, there are no agreements or understandings between any Seller and any other Seller or any other person that restrict the transfer or otherwise relate to the Stock.

         3.19 UNDISCLOSED LIABILITIES. Except for obligations incurred in the ordinary course of the business consistent with DC Systems' past practice or as set forth in Sections 3.5 and 3.6, in the DC Systems Financial Statements or in
SCHEDULE 3.5 or in other Schedules to this Agreement, to the extent specifically referenced in SCHEDULE 3.5, there is no claim, liability or obligation of any nature, whether absolute, accrued, known or unknown, contingent or otherwise, affecting DC Systems or its business which is reasonably likely, individually or aggregated with all other such obligations, to have a Material Adverse Effect. Notwithstanding the foregoing, all payments and liabilities of DC Systems, accrued or arising prior to or on the Execution Date, for Expenses incurred in connection with the transactions contemplated by this Agreement or the Related Agreements shall be separately listed on SCHEDULE 3.5.

         3.20 SCOPE OF REPRESENTATIONS AND WARRANTIES. This Agreement, the Related Agreements (including all exhibits or schedules to the Related Agreements) and each other document and certificate prepared or delivered by or on behalf of the Sellers and furnished or to be furnished to Caminus in connection herewith, as of the date hereof, do not contain any untrue statement of a material fact, or omit to state a material fact necessary in order to make the statements contained herein and therein not misleading.

         3.21 CONDUCT OF BUSINESS IN ORDINARY COURSE. From June 1, 1999 through the Execution Date, except as set forth in SCHEDULE 3.21, DC Systems has conducted its business in the ordinary course consistent with past practice and has used all reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and key employees. Without limiting the generality of the foregoing, from June 1, 1999 through the Execution Date, DC Systems (i) has not sold, acquired or compromised any assets other than in the ordinary course of business and in a manner consistent with reasonable business practices, (ii) has not declared, set aside or paid any dividend or other distribution with respect to any shares of its capital stock, except as set forth in SCHEDULE 3.21, (iii) has not repurchased, redeemed or otherwise acquired any outstanding shares of the capital stock of DC Systems or other securities of, or other ownership interests in DC Systems, and (iv) has paid trade and other current obligations in a reasonable commercial manner consistent with past practice.

         3.22 INVESTMENT REPRESENTATION. Each Shareholder represents that such Shareholder is acquiring such Shareholder's portion of the Membership Interests for such Shareholder's own account, for investment and not for resale or distribution.

                                   ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF CAMINUS

         As an inducement for the Sellers to enter into and consummate the transactions contemplated by this Agreement and the Related Agreements, Caminus represents and warrants that each of the following statements is true, correct and complete as of the date hereof which representations and warranties shall survive the execution of this Agreement, as provided in Section 6.2.

         4.1 EXISTENCE AND GOOD STANDING. Caminus is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, having full power and authority to own its properties and to carry on its business as conducted. Caminus is duly qualified to transact business and is in good standing in each jurisdiction in which the operation of its business and the ownership of its assets requires it to be so qualified. Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, having full power and authority to own its properties and to carry on its business as conducted. Acquisition Sub is duly qualified to transact business and is in good standing in each jurisdiction in which the operation of its business or the ownership of its assets requires it to be so qualified.

         4.2 AGREEMENT.

                  4.2.1 AGREEMENT AUTHORIZED. Caminus and Acquisition Sub have the requisite power and authority to execute and deliver this Agreement and the Related Agreements, as applicable, and perform their respective obligations herein and therein, and consummate the transactions contemplated hereby and thereby. Caminus and Acquisition Sub have duly executed and delivered this Agreement and the Related Agreements to which they are parties, and have obtained the necessary authorization in accordance with all applicable laws and their organizational documents to execute and deliver this Agreement and the Related Agreements to which they are parties, and perform their respective obligations herein and therein and consummate the transactions contemplated hereby and thereby, and such matters do not require notice to, or consent or approval of, any other third party, governmental authority or regulatory agency, except as set forth on SCHEDULE 4.2.1. Each of this Agreement and the Related Agreements to which Caminus or Acquisition Sub is a party is a valid, legal and binding obligation of such party enforceable against such party in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or at equity). The persons executing this Agreement and the Related Agreements to which it is a party on behalf of Caminus and Acquisition Sub have been specifically authorized to do so by all necessary action. No other action will be necessary by Caminus or Acquisition Sub to authorize the execution and delivery of this Agreement and the Related Agreements to which they are parties and the consummation of the transactions contemplated hereby and thereby.

                  4.2.2 NO CONFLICT. Except as set forth in SCHEDULE 4.2.2, neither the execution and delivery of this Agreement or the Related Agreements to which either Caminus or Acquisition Sub is a party, nor the consummation of the transactions contemplated hereby or thereby, (i) violates or conflicts with any provision of the organizational documents of Caminus or Acquisition Sub;
(ii) conflicts with or violates any material provision of any foreign, federal, state or local law, statute, treaty, ordinance, rule, regulation or any order, writ, judgment or decree of any court or other governmental authority to which Caminus or Acquisition Sub or any of their respective properties or assets may be bound or affected; or (iii) breaches or constitutes grounds for a default (or an event, with notice or lapse of time or both would become a default) under, or gives to others a right of termination, amendment, acceleration, modification or cancellation of, or results in the creation or imposition of (or the obligation to create or impose) any Lien on any of the properties or assets of Caminus or Acquisition Sub pursuant to any material note, mortgage, indenture, bond, lease, license, permit, franchise, agreement, contract, undertaking or other instrument to which Caminus or Acquisition Sub, respectively, is a party or by which any of their respective properties or assets may be bound or affected.

         4.3 BROKERS. No amount is payable by Caminus or Acquisition Sub by way of brokerage fees, finder's commissions or otherwise to any party on account of this Agreement or the Related Agreements or the transactions contemplated hereby or thereby.

         4.4 CAPITALIZATION. SCHEDULE 4.4 sets forth all of the equity interests in Caminus, after giving effect to the transactions described herein as occurring upon the execution of this Agreement. The Membership Interests are validly issued, fully paid and nonassessable, and free of preemptive rights. Except as reflected on SCHEDULE 4.4 or as provided in the Limited Liability Company Agreement, there are no outstanding subscriptions, options, rights, warrants, convertible securities, stock appreciation rights, phantom equity, or other agreements or commitments obligating Caminus to issue, transfer, sell, redeem, repurchase or otherwise acquire any equity interests.

         4.5 LITIGATION. There is no material claim, action, suit, litigation, arbitration, investigation or other legal proceeding which is pending or, to the Knowledge of Caminus, threatened, before any court or governmental authority, or arbitrator or board of arbitrators to which Caminus or Acquisition Sub was or is a party, or to which any of their assets or properties is subject. Neither Caminus nor Acquisition Sub is in default with respect to any order, writ, injunction, decree or demand of any court or other governmental or regulatory authority.

         4.6 INVESTMENT REPRESENTATION. Caminus and Acquisition Sub represent that Acquisition Sub is acquiring the Stock for its own account, for investment and not for resale or distribution.

         4.7 LIMITED LIABILITY COMPANY AGREEMENT. Caminus has furnished DC Systems with a true and accurate copy of the Limited Liability Company Agreement, as amended up to the date of this Agreement, which is entitled "Limited Liability Company Agreement of GFI Caminus LLC". Caminus represents and warrants that "Caminus LLC" and "GFI Caminus LLC" are two separate names of the same legal entity (the name "GFI Caminus LLC" having been previously changed to "Caminus Energy LLC" and then to "Caminus LLC").

         4.8 SECURITIES LAW COMPLIANCE. The issuance of the Membership Interests and any securities which may be issued to the Shareholders pursuant to the Reorganization shall comply, in all material respects, with the requirements of the Securities Act of 1933, as amended, as well as any applicable state securities laws.

         4.9 SENIORITY OF DC SYSTEMS EMPLOYEES. To the maximum extent permitted by Caminus' employee benefit programs, the employees of DC Systems will be admitted to the various employee benefits programs of Caminus upon the Execution Date and for purposes of such programs will be deemed to have been employees of Caminus for the same period of time they were employees of DC Systems. Nothing in this Section 4.9 shall be construed as an agreement by Acquisition Sub, Caminus, or any of their affiliates, express or implied, (i) to employ any current employee of DC Systems or contract for any such employee's services,
(ii) to restrict the right of Acquisition Sub, Caminus, or any of their affiliates to discharge any such employee or cease contracting for such employee's services after execution of this Agreement, or (iii) to modify, extend or otherwise affect in any manner whatsoever, the terms of any employment agreement or contract for services which may exist between DC Systems or any of its affiliates and any of their respective employees.

                                   ARTICLE 5
                      RELATED AGREEMENTS; ACKNOWLEDGEMENTS

         5.1 RELIANCE. The parties acknowledge that the Related Agreements are being executed and delivered simultaneously with this Agreement, and that Caminus would not have agreed to execute, deliver or perform this Agreement in the absence thereof.

         5.2 DOCUMENT DELIVERY. The parties acknowledge that the following documents are being delivered in connection with the execution of this Agreement (except as provided in clause (ix) below):

                  (i) the Related Agreements (other than the Escrow Agreement), duly executed by the respective parties thereto;

                  (ii) an opinion from Alan W. Nash, counsel to DC Systems and the Shareholders in the form attached hereto as EXHIBIT H.

                  (iii) an opinion from Irell & Manella LLP, counsel to Caminus, in the form attached hereto as EXHIBIT I;

                  (iv) certificates from DC Systems and the Shareholders, dated the Execution Date, in form and substance reasonably satisfactory to Caminus;

                  (v) the Limited Liability Company Agreement, duly executed by each Shareholder;

                  (vi) certificates or other instruments representing all of the Stock, together with duly executed stock powers, or, as applicable, other duly executed documents of assignment, transferring the Stock to Caminus;

                  (vii) such other documents, instruments, certifications and further assurances as Caminus or its counsel may have reasonably requested;

                  (viii) a completed and fully-executed Section 338(h)(10) Election on Internal Revenue Service Form 8023 with respect to the Purchase; and

                  (ix) a schedule reflecting the parties' agreement on the tax basis and GAAP book value of the assets and properties of DC Systems immediately after giving effect to the execution of this Agreement, the Related Agreements, and the other transactions contemplated hereby to occur on the Execution Date (the "AGREED VALUATIONS"). Such schedule shall be prepared by Caminus or DC Systems (subject to the approval of Shareholders, which approval shall not be unreasonably withheld) within 30 days following the Execution Date, and shall thereupon be attached to this Agreement and become a part hereof.

Each of the parties hereto agrees that it shall not at any time take any position in any Tax filing or otherwise that is inconsistent with the Agreed Valuations.

         5.3 TAX ELECTION. The parties acknowledge and agree that they intend to make a Section 338(h)(10) Election, within the meaning of Treasury Regulations
Section 1.338-1(c)(11), promulgated under the Code (a "SECTION 338(h)(10) ELECTION") with respect to the Purchase. Each party shall use all reasonable efforts to make such Section 338(h)(10) Election and to cause the Purchase to qualify for such Section 338(h)(10) Election, and shall not take any actions which could prevent the Purchase from qualifying for such a Section 338(h)(10) Election.

         5.4 TAX MAKE-UP PAYMENT.

                  5.4.1 As additional consideration for the Purchase (and for all purposes of this Agreement such amount to be added to the "Purchase Price"), Caminus shall pay to the Shareholders an aggregate amount of cash (the "TAX MAKE-UP PAYMENT"), calculated as follows (such payments to be made as soon as practicable following completion of the computation of DC Systems' income for its short subchapter S corporation year, and in any event not later than April 15, 2000):

                                 Additional Tax
                              ---------------------
                              1 - Capital Gain Rate

                  5.4.2 The Tax Make-Up Payment will be allocated among the Shareholders in accordance with SCHEDULE 7.4.

                  5.4.3 For purposes of Section 5.4.1, the following terms shall have the following meanings:

                  "ADDITIONAL TAX" shall mean the difference between (a) the aggregate amount of federal income tax payable by the Shareholders as a result of the Purchase, including the Section 338(h) (10) Election (using the Capital Gain Rate and the highest federal income tax rate for individuals on ordinary income), and (b) the aggregate amount of federal income tax payable by the Shareholders as a result of the Purchase, computed as if no Section 338(h)(10) Election had been made.

                  "CAPITAL GAIN RATE" shall mean, with respect to each Shareholder, the highest federal income tax rate for individuals on long-term capital gains or short-term capital gains, as applicable to the Stock sold by such Shareholder to Acquisition Sub under this Agreement, for the holding period specified with respect to such Shareholder on SCHEDULE 7.4.

         5.5 EXPENSES. Notwithstanding anything to the contrary in this Agreement or any Related Agreement, all Expenses (as defined below) incurred by the Shareholders or DC Systems at any time shall be borne solely and entirely by the Shareholders. For purposes of this Agreement, "EXPENSES" shall include all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Related Agreements, and all other matters related to the consummation of the transactions contemplated hereby or thereby.

                                   ARTICLE 6
                                    INDEMNITY

         6.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS.

                  6.1.1 SELLERS. Except for the representations and warranties set forth in each of Sections 3.1, 3.2, 3.4(i), 3.7, 3.18 and 3.22 of this Agreement (as to which survival shall be indefinite) and in Section 3.10 of this Agreement (as to which survival shall extend for the applicable statute of limitations with respect to any Tax matters that are the subject of an indemnity claim), all representations, warranties and covenants of DC Systems and the Shareholders made hereunder or in connection with the transactions contemplated by this Agreement shall survive the execution of this Agreement only through December 31, 2000, regardless of any investigation made at any time by or on behalf of any party or of any information any party may have, after which time they shall be null and void and of no effect whatsoever; provided that the lapse of such representations, warranties and covenants at the end of such period shall not affect any bona fide claims asserted prior to the end of such period with respect to such representations, warranties and covenants.

                  6.1.2 CAMINUS. Except for the representations and warranties set forth in each of Sections 4.1, 4.2.1 and 4.6 (as to which survival shall be indefinite), all representations, warranties and covenants of Caminus made hereunder or in connection with the transactions contemplated by this Agreement shall survive the execution of this Agreement only through December 31, 2000, regardless of any investigation made at any time by or on behalf of any party or of any information any party may have, after which time they shall be null and void and of no effect whatsoever; provided that the lapse of such representations, warranties and covenants at the end of such period shall not affect any bona fide claims asserted prior to the end of such period with respect to such representations, warranties and covenants.

         6.2 THE INDEMNITY OBLIGATION.

                  6.2.1 Subject to the provisions of Sections 6.3.3, 6.4, and 6.5, the Shareholders, shall indemnify, hold harmless and reimburse Caminus for any and all losses, liabilities, damages, costs and expenses (including, without limitation, reasonable legal fees) (hereinafter "LOSSES"), actually suffered or incurred by Caminus, or any affiliate thereof or any assignee or successor thereof, and each officer, director, and trustee of any of the foregoing, which is incurred as a result of any breach of any representation, warranty or agreement made by any Seller in this Agreement (including all instruments and undertakings delivered or made in connection herewith) or any certificate delivered pursuant to this Agreement, and any third party claim arising as a result thereof. Notwithstanding the foregoing, Caminus agrees that the Shareholders other than Richard D. Couron and Alan W. Nash shall not have responsibility for any Losses resulting from a breach of the representations and warranties in ARTICLE 3, except for those representations and warranties specifically identified in the first paragraph of
ARTICLE 3.

                  6.2.2 Subject to the provisions of Section 6.3.3, Caminus shall indemnify, hold harmless and reimburse each Shareholder for any and all Losses incurred by such Shareholder as a result of any breach of any representation, warranty or agreement made by Caminus in this Agreement (including all instruments and undertakings delivered or made in connection herewith) or any certificates delivered pursuant to this Agreement, and any third party claim arising as a result thereof.

         6.3 CLAIMS.

                  6.3.1 NOTICE. Subject to the provisions of this Section 6.3, any party entitled to indemnification hereunder (the "INDEMNIFIED PARTY") shall promptly give the party from which indemnification is sought (the "INDEMNIFYING PARTY") written notice of any matter which the Indemnified Party has determined has given rise to a right of indemnification under this Agreement, stating the details of the claim, so far as is known, the amount of the Loss, if known, and method of computation thereof, all with reasonable particularity; provided, however, that the failure of the Indemnified Party to give any notice required to be given hereunder shall not affect the Indemnified Party's right to indemnification hereunder except to the extent any of the Indemnifying Parties from whom such indemnity is sought shall have been actually and materially prejudiced in its ability to defend the claim or action for which such indemnification is sought by reason of such failure.

                  6.3.2 THIRD PARTY CLAIM PROCEDURES. The obligations and liabilities of any party under this Section 6.3.2 with respect to Losses arising from claims, assertions, events or proceedings of any third party (including, without limitation, claims by any assignee or successor of the Indemnified Party or any governmental agency), which are subject to the indemnification provided for in this ARTICLE 6 ("THIRD PARTY CLAIMS") shall be governed by and be subject to the following additional terms and conditions: If the Indemnified Party shall receive written notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Parties prompt written notice of such Third Party Claim (subject to the proviso in Section 6.3.1 above) and shall permit any of such Indemnifying Parties, at its option, to participate in the defense of such Third Party Claim by counsel of its own choosing and at its expense. If any of the Indemnifying Parties acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Loss

(without limitation) that may result from such Third Party Claim, then such Indemnifying Party shall be entitled, at its option, to assume and control the defense against such Third Party Claim at its expense and through counsel of its choice if it gives prompt written notice of its intention to do so to the Indemnified Party unless, in the reasonable opinion of counsel for the Indemnified Party, there is a conflict or a potential conflict of interest between the Indemnified Party and such Indemnifying Party in such action, suit or proceeding, in which event the Indemnified Party shall be entitled to direct the defense with respect to, but only with respect to, those issues as to which such conflict exists. In the event any of the Indemnifying Parties exercises its right to undertake the defense against any such Third Party Claim as provided above, the Indemnified Party shall, and it shall cause its affiliates to, cooperate with such Indemnifying Party in such defense and make available to such Indemnifying Party all pertinent records, materials and information in their possession or under their control relating thereto as is required by such Indemnifying Party. No Third Party Claim, except the settlement thereof which involves the payment of money only for which the Indemnified Party is totally indemnified (without limitation) by any of the Indemnifying Parties and the unconditional release from all related liability of the Indemnified Party, may be settled by any of the Indemnifying Parties without the written consent of the Indemnified Party. Any settlement of a Third Party Claim by the Indemnified Party without the written consent of any of the Indemnifying Parties shall discharge such Indemnifying Parties from all liability hereunder with respect to the subject matter of such Third Party Claim. With written notice to the Indemnified Party, an Indemnifying Person shall be entitled, at its own cost and expense, to rectify any breach of a representation or warranty within a reasonable period of time and to the reasonable satisfaction of the Indemnified Party.

                  6.3.3 CLAIM RESTRICTIONS. Notwithstanding anything to the contrary herein, the parties agree that:

                  (a) no claim shall be made by an Indemnified Party for indemnification under this ARTICLE 6, to the extent such claim pertains to a violation of this Agreement reasonably susceptible to cure, unless the Indemnifying Party fails to cure such violation within 30 days of notice of such violation from the Indemnified Party (unless provision of such 30-day cure period would result in material prejudice to the Indemnified Party, in which case the cure period shall be reduced in duration to the maximum number of days that would not result in such prejudice); and

                  (b) no claim shall be made by an Indemnified Party for indemnification under this ARTICLE 6 for breaches of such party's representations and warranties in this Agreement unless the aggregate total of such claims exceeds $100,000 (provided, that a breach of the representations and warranties included in Sections 3.1, 3.2, 3.4, 3.7, 3.18 and
                           3.22 shall neither be subject to nor count toward the foregoing numerical threshold).

         6.4 INDEMNIFICATION FROM SHARES. The parties agree that Caminus shall have recourse to the Membership Interests to satisfy any and all obligations that the Shareholders may have to Caminus pursuant to this Agreement (including, without limitation, pursuant to this Article 6). Further, as provided in the definition of "Escrow Agreement" in Article 1 hereof, in the event that Caminus undergoes the Reorganization, then the parties agree to obtain an Escrow Agent (which shall be mutually agreeable to Caminus and the Seller Representative specified in the Escrow Agreement or, if the Seller Representative has not been specified, then to a majority-in-interest of the Shareholders) and enter into the Escrow Agreement in substantially the form attached to this Agreement as EXHIBIT A. Thereupon, Caminus shall have recourse to the shares of capital stock issued in exchange for the Membership Interests in the Reorganization, which will be deposited into the escrow established pursuant to the Escrow Agreement. Prior to the Reorganization, to the extent that Caminus recovers notional shares of the Membership Interests, such notional shares shall be valued at the rate of $1.18 per notional share (i.e., reflecting the valuation of Caminus of $100,000,000 as of and in connection with the Purchase, regardless of any change in such valuation after the date hereof) (hereinafter the "VALUATION PER SHARE"). From and after the Reorganization, to the extent that Caminus recovers shares of capital stock from the escrow established pursuant to the Escrow Agreement, such shares shall be valued in accord with Section 8 of the Escrow Agreement. As more specifically provided in the Escrow Agreement, to the extent that, in any initial public offering of Caminus' equity securities after the Reorganization or thereafter, any Shareholder would otherwise be entitled to sell any post-initial public offering shares of capital stock of Caminus, such Shareholder shall be entitled to direct the Escrow Agent to do so, provided that the proceeds of any such sale(s) shall be deposited into the escrow established pursuant to the Escrow Agreement until the Release Date specified therein. Subject to the provisions of Section 6.7, the remedies of Caminus expressed in this Section 6.4 shall not constitute a limitation of Caminus' remedies; rather, Caminus shall also be entitled to whatever other rights or remedies may be available at law or in equity.

         6.5 INDEMNITY LIMITATIONS. Notwithstanding anything contained in this Agreement to the contrary, the Shareholders shall not be required to indemnify Caminus pursuant to ARTICLE 6 for breaches of the Shareholders' representations and warranties in this Agreement (i) with respect to all representations and warranties except for those contained in Sections 3.1, 3.2, 3.4, 3.7, 3.18, and 3.22, for any amounts in excess of Three Million Dollars ($3,000,000) in the aggregate, and (ii) with respect to all representations and warranties contained in this Agreement (including, without limitation, those in Sections 3.1, 3.2, 3.4, 3.7, 3.18, and 3.22), for any amounts in excess of Thirteen Million Dollars ($13,000,000) in the aggregate or

Ten Million Dollars ($10,000,000) plus the value of the Membership Interests, if the Membership Interests upon the date of any ultimate payment hereunder should be less than Three Million Dollars ($3,000,000), whichever amount is less.

         6.6 INSURANCE RECOVERIES. In computing the amount of any Indemnified Party's Losses with respect to an indemnifiable claim, there shall be deducted the amount of any insurance proceeds actually received, directly or indirectly, by such Indemnified Party with respect to the same facts and circumstances giving rise to the Loss.

         6.7 SOLE REMEDY. The indemnification remedies described in this ARTICLE 6 shall be the sole and exclusive remedy for any Indemnified Party for any Loss incurred as a result of a breach of any representation or warranty or failure to perform any undertaking or covenant contained in this Agreement or the Related Agreements except that equitable remedies shall be available with respect to the Covenants Not to Compete executed by the Shareholders.

                                   ARTICLE 7
                                  MISCELLANEOUS

         7.1 CONSTRUCTION. Throughout this Agreement, as the context requires,
(i) the singular tense and number includes the plural, and the plural tense and number includes the singular; (ii) the past tense includes the present, and the present tense includes the past; and (iii) references to parties, sections, schedules, and exhibits mean the parties, sections, schedules, and exhibits of and to this Agreement. All exhibits and schedules referred to in this Agreement are hereby incorporated in and made part of this Agreement. The section headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, extend, or interpret the scope of this Agreement or of any particular section. If there is any apparent conflict or inconsistency between the provisions set forth in this Agreement, and the provisions set forth in any schedule or exhibit, to the extent possible such provisions shall be interpreted in a manner so as to make them consistent. If it is not possible to interpret such provisions consistently, the provisions set forth in the body of this Agreement shall prevail.

         7.2 ENTIRE AGREEMENT. This Agreement together with the Related Agreements and the certificates and other instruments delivered in connection herewith constitutes the entire agreement among the parties and supersedes all prior agreements, representations, warranties, statements and understandings, whether oral or written, with respect to the subject matter hereof, except as specifically set forth in any document signed by all the parties hereto which expressly amends this Agreement.

         7.3 FURTHER ASSURANCES. Each party hereto shall at any time and from time to time following the execution of this Agreement promptly execute and deliver, or cause to be executed and delivered, to the other parties all such further instruments and take all such further action as may be reasonably necessary or appropriate to confirm or carry out the provisions and intent of this Agreement and the Related Agreements.

         7.4 NOTICES. Any notices or other communications required or permitted hereunder shall be in writing and shall be delivered by personal service, telecopy or certified mail (postage prepaid), to such address as may be designated from time to time by the relevant party, and which initially shall be:

                  If to Caminus or Acquisition Sub:

                                    Caminus LLC
                                    747 Third Avenue, 18th Floor
                                    New York, NY  10017
                                    Fax:    (212) 888-0691
                                    Attention:  David M. Stoner, President

                  With a copy to:

                                    GFI Energy Ventures LLC
                                    11611 San Vicente Blvd., Suite 710
                                    Los Angeles, CA  90049
                                    Fax:    (310) 442-0540
                                    Attention: Richard K. Landers, Principal

                  With a copy to:

                                    Irell & Manella LLP
                                    333 South Hope Street, Suite 3300
                                    Los Angeles, California  90071
                                    Fax :   (213) 229-0515
                                    Attention:  Anthony T. Iler, Esq.

         If to any Shareholder, at the address specified for such Shareholder on
SCHEDULE 7.4.

         Any notice sent by certified mail shall be deemed to have been given three (3) days after the date on which it is mailed. If notice is given by telecopy, notice shall be deemed given when such notice is transmitted to the appropriate telecopy numbers specified in this Section 7.4. Notice by personal service shall be deemed given when received.

         7.5 GOVERNING LAW AND SUBMISSION TO JURISDICTION. This Agreement shall be governed by the laws of New York applicable to contracts executed and wholly performed therein, without giving effect to the conflict of laws provisions thereof.

         7.6 ARBITRATION. Any controversy, dispute, or claim between or among the parties, whether arising under the common law or any statute, including any claim arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement (a "DISPUTED MATTER"), will be resolved exclusively by arbitration, before a panel of three arbitrators, conducted in the Borough of Manhattan, New York City, New York, in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"), and judgment upon any award rendered by the arbitrator may be entered by any court of appropriate jurisdiction. Such arbitration will be administered by the AAA if either of the parties requests such administration. Subject to Section 7.7, the parties shall, initially, bear the costs of arbitration (including arbitrators' fees) equally.

         7.7 COSTS AND ATTORNEYS FEES. In any dispute between or among the parties concerning any provision of this Agreement or their rights and duties under it, the party prevailing in such dispute shall be entitled, in addition to such other relief as may be granted, to an award of its reasonable attorneys' and expert witness fees and court costs (including the costs of the arbitration procedure described in Section 7.6 and the fees of the arbitrators in any such procedure) incurred by reason of the arbitration of the dispute, the enforcement of any arbitration award, and any other court or other proceedings related to such dispute. For purposes of this Section 7.7, the prevailing party is the party that most closely obtains the relief it sought whether or not the suit or other legal proceeding is settled or carried out to its conclusion.

         7.8 SEVERABILITY. The validity, legality or enforceability this Agreement shall not be affected even if one or more of the provisions of this Agreement shall be held to be invalid, illegal or enforceable in any respect.

         7.9 COUNTERPARTS. This Agreement may be executed in any number of counterparts which together shall be one and the same instrument.

         7.10 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties, their respective successors and permitted assigns.

         7.11 WAIVERS STRICTLY CONSTRUED. With regard to any power, remedy or right provided herein or otherwise available to any party hereunder no waiver or extension of time shall be effective unless expressly contained in a writing signed by the waiving party; and no alteration, modification or impairment shall be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or other indulgence.

         7.12 THIRD PARTY BENEFITS. None of the provisions of this Agreement will be for the benefit of, or enforceable by, any third party beneficiary.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

                                 DC SYSTEMS, INC.,
                                 a Texas corporation


                                 By: /s/ Richard D. Couron
                                     --------------------------------------
                                 Name: Richard D. Couron
                                 Its: Chief Executive Officer


                                 CAMINUS LLC,
                                 a Delaware limited liability company


                                 By:  /s/ David M. Stoner
                                     --------------------------------------
                                 Name: David M. Stoner
                                 Its: President


                                 CAMINUS/DC ACQUISITION CORP.,
                                 a Delaware corporation


                                 By: /s/ David M. Stoner
                                     --------------------------------------
                                 Name: David M. Stoner
                                 Its: President


                                 /s/ Joy Armstrong
                                 ------------------------------------------
                                 JOY ARMSTRONG


                                 /s/ Rene Anderson
                                 ------------------------------------------
                                 RENE ANDERSON


                                 /s/ Lisa J. Conley
                                 ------------------------------------------
                                 LISA J. CONLEY


                                 /s/ Richard D. Couron
                                 ------------------------------------------
                                 RICHARD D. COURON

                                 /s/ Richard L. Couron
                                 ------------------------------------------
                                 RICHARD L. COURON


                                 /s/ David L. Covich
                                 ------------------------------------------
                                 DAVID L. COVICH


                                 /s/ Jeremy D. Frye
                                 ------------------------------------------
                                 JEREMY D. FRYE


                                 /s/ Kyle Gerrild
                                 ------------------------------------------
                                 KYLE GERRILD


                                 /s/ Kurt E. Gerrild
                                 ------------------------------------------
                                 KURT E. GERRILD


                                 /s/ Andrew C. Hardin
                                 ------------------------------------------
                                 ANDREW C. HARDIN


                                 /s/ Alan W. Nash
                                 ------------------------------------------
                                 ALAN W. NASH


                                 /s/ Scott Tucker
                                 ------------------------------------------
                                 SCOTT TUCKER


                                 /s/ Gregg Allen
                                 ------------------------------------------
                                 GREGG ALLEN


                                 /s/ Tim Allen
                                 ------------------------------------------
                                 TIM ALLEN

                                LIST OF EXHIBITS

Exhibit A                  -    Escrow Agreement
Exhibit B                  -    Richard D. Couron Employment Letter/Agreement
Exhibit C                  -    Joy Armstrong Employment Letter/Agreement
Exhibit D                  -    Alan W. Nash Employment Letter/Agreement
Exhibit E                  -    David L. Covich Employment Letter/Agreement
Exhibit F                  -    Covenant Not to Compete
Exhibit G                  -    Joinder Agreement
Exhibit H                  -    Alan W. Nash Opinion
Exhibit I                  -    Irell & Manella Opinion



                                LIST OF SCHEDULES

Schedule 2.2               -    Exceptions to Payments Upon Execution
Schedule 3.2               -    Seller Required Consents
Schedule 3.4               -    DC Systems and Seller Conflicts and Violations
Schedule 3.5               -    DC Systems Liabilities and Accounting Principles
Schedule 3.6               -    DC Systems Material Contracts
Schedule 3.7               -    DC Systems Intellectual Property
Schedule 3.8               -    DC Systems Insurance
Schedule 3.9.2             -    DC Systems Employee Plans
Schedule 3.10              -    DC Systems Taxes
Schedule 3.11              -    DC Systems Bank Accounts
Schedule 3.12              -    DC Systems Exceptions to Title
Schedule 3.14              -    DC Systems Litigation
Schedule 3.15              -    DC Systems Personal Property Leases
Schedule 3.16              -    DC Systems Real Property Leases
Schedule 3.17              -    DC Systems Permits
Schedule 3.21              -    DC Systems Exceptions to Ordinary Course
Schedule 4.2.1             -    Caminus Required Consents
Schedule 4.2.2             -    Caminus Conflicts and Violations
Schedule 4.4               -    Capitalization of Caminus
Schedule 7.4               -    Shareholders Specifications


                                    Exhibit A
                                     Page 1